Exhibit 10.45

Red Hat, Inc.

2010 Non-Employee Director Compensation Plan

Adopted August 10, 2011

(amended and restated effective January 1, 2012)

Cash Compensation

Basic Retainer:	Each non-employee director of the Board of Directors shall receive an annual cash retainer of $50,000.

Lead Director Retainer:	The non-employee director who serves as Lead Director, in addition to the Basic Retainer, shall receive an annual cash retainer of $30,000.

Chairman’s Retainer:	The non-employee director who serves as chairman of the Board of Directors, in addition to the Basic Retainer, shall receive an annual cash retainer of $50,000.

Committee Member Retainer:

Except as provided below, each non-employee director member of a standing committee, in addition to the Basic Retainer, shall receive an annual cash retainer of:

Audit Committee Members: $20,000

Compensation Committee Members: $15,000

Nominating Committee Members: $7,500

Committee Chair Retainer:

Each non-employee director member (other than the Lead Director or the chairman) of a standing committee who serves as the chair of a committee, in lieu of the Committee Member Retainer (described above), shall receive an annual cash retainer of:

Audit Committee Chair: $40,000

Compensation Committee Chair: $30,000

Nominating Committee Chair: $15,000

Should the Lead Director or chairman also serve as a Committee Chair, said individual shall receive the Committee Member Retainer and not the Committee Chair Retainer for the committee on which such individual serves as chair.

Payment of Cash Compensation:	All cash compensation shall be accrued in equal quarterly amounts on February 15, May 15, August 15 and November 15.

Deferred Stock Units in Lieu of Cash:	Each non-employee director may elect, prior to the beginning of the calendar year (or otherwise as determined by the General Counsel), to receive all or a portion of any cash retainer payment in deferred stock units (“DSUs”) pursuant to the Corporation’s 2004 Long-Term Incentive Plan, as amended. The number of DSUs to be received is determined by dividing the portion of the cash compensation with respect to which the election is made by the closing price of the Corporation’s common stock (on such U.S. national exchange on which said stock principally trades) on the date the cash compensation is accrued or, in the event that such day is not a business day, then on the first business day following that date. DSUs shall be issued in whole units and rounded up to the nearest whole unit. The DSUs issued in lieu of cash are fully vested upon issuance. DSUs will be settled in shares of the Corporation’s common stock (“Shares”) upon termination of the DSU holder’s Board service.

Equity Compensation

Initial Equity Award:	On the next regularly scheduled grant date for employees following initial election or appointment to the Board of Directors, the Corporation will grant to each new non-employee director of the Corporation a restricted stock award for a number of Shares determined by dividing $300,000 by the closing price of the Corporation’s common stock (on such U.S. national exchange on which said stock principally trades) on the date of such grant or, in the event that such day is not a business day, then on the first business day following that date. Restricted stock shall be issued in whole shares and rounded up to the nearest whole share. One-third of the number of shares of restricted stock shall vest on each anniversary of the initial grant date over three years.

Deferred Stock Units in Lieu of Initial Restricted Stock Award:	Election by a non-employee director to receive DSUs on a one-for-one basis in lieu of such director’s initial restricted stock award is not permissible, unless specifically approved by the Board of Directors or a committee thereof in advance of the initial election or appointment of such non-employee director.

Annual Equity Award:	Annually, in July on the regularly scheduled grant date for employees, each non-employee director will receive an annual equity grant. Such grant will be a restricted stock award for a number of Shares determined by dividing $200,000 by the closing price of the Corporation’s common stock (on such U.S. national exchange on which said stock principally trades) on the date of such grant. Restricted stock shall be issued in whole shares and rounded up to the nearest whole share. The shares of restricted stock shall vest on the first anniversary of the initial grant date. If at the time of the annual equity grant a non-employee director has not served as such for a full 12 months, then the grant to that non-employee director will be prorated based on the number of months that the non-employee director has served on the Board of Directors as of the grant date.

Deferred Stock Units in Lieu of Annual Restricted Stock Award:	Each non-employee director may elect, prior to the beginning of the calendar year (or otherwise as determined by the General Counsel), to receive DSUs on a one-for-one basis in lieu of such director’s annual restricted stock award pursuant to the Corporation’s 2004 Long-Term Incentive Plan, as amended. The DSUs will vest on the same basis as the restricted stock award. Vested DSUs will be settled in Shares upon termination of the DSU holder’s Board service.